Exhibit 99.1

Jupiter Wellness’ SRM Division Sees Significant Monthly Sales Growth as Global Theme Parks Set to Reopen

JUPITER, FL / ACCESSWIRE / March 11, 2021 / Jupiter Wellness, Inc. (NASDAQ:JUPW), a CBD-based pharmaceuticals company with 4 significant treatments in skin health for eczema, skin cancer, burns and herpes is pleased to announce that SRM Entertainment is on track for the month of March to produce its highest monthly sales since the wholly owned subsidiary was acquired in December of 2020.

SRM designs, manufactures, and sells creative products and services globally to customers including Fortune 500 companies with a focus in the hospitality industry and the world’s most iconic theme parks in locations including Orlando, Florida, Southern California, and other high profile cities worldwide.

Brian John, CEO of Jupiter Wellness commented, “Our executive team and board made a strategic decision to make an investment in the hard-hit theme park and hospitality industry and acquire SRM to keep a quality operation active through the pandemic.  With hospitality venues and theme parks starting to move towards fully re-opening, we are now seeing a significant increase in purchase orders and shipments and feel good that SRM is not only on track but again part of the joy families can once again experience in large hospitality and theme park venues.”

About Jupiter Wellness
Jupiter Wellness, Inc. (NASDAQ:JUPW) is a CBD-based pharmaceuticals company with 4 significant treatments in skin health for eczema, skin cancer, burns and herpes that are patented or patent pending in various stages of clinical trials. A developer of CBD based medical therapeutics and wellness products the Company's clinical pipeline of proprietary skin care therapeutics, Jupiter generates revenues from it's growing line of proprietary skincare brands including its patent pending CaniSun™ sunscreen.

For additional information, please visit www.jupiterwellnessinc.com. The Company's public filings can be found at www.SEC.gov.

Safe Harbor Statement
To the extent any statements contained in this presentation of Jupiter Wellness, Inc. (the "Company") contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company's management as well as estimates and assumptions made by the company's management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words "estimate," "expect," intend," believe," plan," "anticipate," "projected" and other words or the negative of these terms and similar expressions as they relate to the company or the company's management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company's industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info
Phone: 561-244-7100
Email: info@jupiterwellnessinc.com

SOURCE: Jupiter Wellness, Inc.